Exhibit 99.1

ANYWHERE REAL ESTATE INC. REPORTS
THIRD QUARTER 2025 FINANCIAL RESULTS

MADISON, N.J. (November 4, 2025) - Anywhere Real Estate Inc. (NYSE: HOUS) ("Anywhere" or the "Company"), a global leader in residential real estate services, today reported financial results for the third quarter ended September 30, 2025.
"Our proposed merger with Compass will create the premier platform where agents, franchisees, and employees can thrive as we drive meaningful innovation across the real estate experience," said Ryan Schneider, Anywhere Real Estate Inc. President and CEO.

"We are excited by the business growth momentum reflected in our Q3 results, and we are on track to achieve $100M in cost savings in 2025," said Charlotte Simonelli, CFO. "Our team remains committed to advancing our strategic vision while consistently delivering better experiences faster and at lower costs."
Third Quarter 2025 Highlights
•Compass and Anywhere jointly announced the signing of a definitive merger agreement to combine in an all-stock transaction. The merger is expected to close in the second half of 2026, subject to approval by both companies’ shareholders, and satisfaction of customary closing conditions, including receipt of regulatory approvals.
•Generated Revenue of $1.6 billion, an increase of $91 million year-over-year.
•Reported Net Loss attributable to Anywhere of $13 million, a decline of $20 million year-over-year. Adjusted Net Income decreased $16 million to zero versus third quarter of 2024 (See Table 1a).
•Operating EBITDA of $100 million, inclusive of the $24 million expense related to mark-to-market cash-settled restricted stock unit awards, driven by the 193% advance in our third quarter stock price (See Table 5a).
•Combined closed transaction volume for the quarter increased 7% year-over-year, with units up 2% and price up 5%. The Company's closed transaction volume increase outperformed the market volume growth reported by National Association of Realtors ("NAR") by over 2 percentage points in the quarter.
•Continued strength in luxury with Coldwell Banker Global Luxury, Corcoran, and Sotheby’s International Realty brands significantly outperforming the market, with closed transaction volume increasing 12% year-over-year.
•September open volume increased 9% year-over-year. This upward trend continued into October, with closed volume increasing by 9% and open volume increasing 6%, as of October 27. All of these metrics show growth in transaction units.
•Welcomed 13 new US franchisees and one new international expansion to our high-margin franchise network in the third quarter.
•Realized cost savings of $28 million in the third quarter of 2025 and on track to deliver $100 million for full year 2025. Separately, we implemented additional temporary cost controls that generated $6 million in savings in the third quarter of 2025.
•Free Cash Flow of $92 million in the third quarter of 2025 versus $99 million for the corresponding quarter last year (See Table 7).

Anywhere Reports Financial Results for Third Quarter 2025

Third Quarter 2025 Financial Highlights
The following table sets forth the Company’s financial highlights for the periods presented (in millions, except per share data) (unaudited):

	Three Months Ended September 30,
	2025	2024	Change	% Change
Revenue	$1,626	$1,535	$91	6%
Operating EBITDA [1,2]	100	108	(8)	(7)
Net (loss) income attributable to Anywhere	(13)	7	(20)	(286)
Adjusted net income [1,3]	—	16	(16)	(100)
(Loss) earnings per share	(0.12)	0.06	(0.18)	(300)
Free Cash Flow [4]	92	99	(7)	(7)
Net cash provided by operating activities	$118	$120	$(2)	(2)%

Select Key Drivers
Anywhere Brands - Franchise Group [5,6]
Closed homesale sides	193,485	189,833		2%
Average homesale price	$526,210	$502,512		5%
Anywhere Advisors - Owned Brokerage Group [6]
Closed homesale sides	68,774	67,625		2%
Average homesale price	$775,730	$741,623		5%
Anywhere Integrated Services - Title Group
Purchase title and closing units	27,488	27,631		(1)%
Refinance title and closing units	2,969	2,661		12%
_______________
Footnotes:
1 Effective December 31, 2024, the Company updated its definitions of Operating EBITDA and Adjusted net income (loss) to include adjustments for non-cash stock-based compensation and legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits to conform with similar adjustments and measures disclosed by industry competitors. These changes have been applied retrospectively to prior periods to enhance comparability. The inclusion of these adjustments does not materially affect segment-level trends or conclusions previously disclosed.
2 See Table 5a for a reconciliation of Net (loss) income attributable to Anywhere to Operating EBITDA. Operating EBITDA is defined as net income (loss) adjusted for depreciation and amortization, interest expense, net (excluding relocation services interest for securitization assets and securitization obligations), income taxes, and certain non-core items. Non-core items include non-cash stock-based compensation, restructuring and merger-related costs, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, gains or losses on the early extinguishment of debt, and gains or losses on discontinued operations or the sale of businesses, investments or other assets.
3 See Table 1a for a reconciliation of Net (loss) income attributable to Anywhere to Adjusted net income. Adjusted net income (loss) is defined as net income (loss) before mark-to-market interest rate swap adjustments, non-cash stock-based compensation, restructuring and merger-related costs, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, (gain) loss on the early extinguishment of debt, (gain) loss on the sale of businesses, investments or other assets and the tax effect of the foregoing adjustments.
4 See Table 7 for a reconciliation of Net (loss) income attributable to Anywhere to Free Cash Flow. Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, net interest expense, cash interest payments, depreciation and amortization, capital expenditures, restructuring and merger-related costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of businesses, investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations.
5 Includes all franchisees except for Owned Brokerage Group.
6 As of September 30, 2025, the Company's combined homesale transaction volume (transaction sides multiplied by average sale price) increased 7% compared with the third quarter of 2024.

Anywhere Reports Financial Results for Third Quarter 2025

Guidance
Due to the proposed merger with Compass, the Company is suspending its forward guidance and will no longer provide an update on how it is tracking towards its prior guidance.
Balance Sheet
Total corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $2.5 billion at September 30, 2025. The Company ended the quarter with cash and cash equivalents of $139 million. The Company's Senior Secured Leverage Ratio was 0.85x at September 30, 2025 (see Table 8a). The Company's Net Debt Leverage Ratio was 6.7x at September 30, 2025 (see Table 8b).
As of November 3, 2025 the Company had $425 million of outstanding borrowings under its Revolving Credit Facility.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, November 4, at 8:00 a.m. (ET), Anywhere will hold a conference call via webcast to review its Q3 2025 results and provide a business update. The webcast will be hosted by Ryan Schneider, chief executive officer and president, and Charlotte Simonelli, chief financial officer.
To access the live webcast of the conference call or to view a replay, visit the company's investor relations website at https://ir.anywhere.re/.
The conference call can also be accessed by registering online at the Event Registration Page, at which time registrants will receive dial-in information as well as a conference ID. Registration can be completed in advance of the conference call.
About Anywhere Real Estate Inc.
Anywhere Real Estate Inc. (NYSE: HOUS) is moving real estate to what’s next. We fulfill our purpose to empower everyone’s next move through our leading integrated services, which include franchise, brokerage, relocation, and title and settlement businesses, as well as mortgage and title insurance underwriter minority owned joint ventures. Our brands are some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Every day, we help fuel the productivity of our vast network of franchise owners and our more than 300,000 affiliated agents globally as they build stronger businesses and best serve today’s consumers. Learn more about our award-winning culture of innovation and integrity at www.anywhere.re.
Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "believes", "expects", "anticipates", "intends", "projects", "estimates", "potential" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could", and include statements that refer to expectations or other characterizations of future events, circumstances or results. These forward-looking statements include, but are not limited to, statements related to the expected benefits of the proposed transaction with Compass, Inc.; the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, including the expected leverage of the combined company and the amount and timing of synergies from the proposed transaction; the expected timeline; and the ability to satisfy all closing conditions.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Anywhere Real Estate Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Anywhere Reports Financial Results for Third Quarter 2025

The following include some, but not all, of the factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements: downturns and disruptions in the residential real estate market, which could include, but are not limited to, factors that impact homesale transaction volume, such as: prolonged periods of a high mortgage rate and/or high inflation rate environment, continued or accelerated reductions in housing affordability, insufficient or excessive inventory and continued or accelerated declines, the absence of significant increases in the number of home sales, stagnant or declining home prices, or changes in consumer preferences in the U.S.; adverse developments or the absence of sustained improvement in macroeconomic conditions (such as business, economic or political conditions) on a global, domestic or local basis, including those arising from actual or potential changes in trade policy or government shutdowns; changes to industry rules or practices that prohibit, restrict or adversely alter policies, practices, rules or regulations governing the functioning of the residential real estate market (regardless of whether such changes are driven by regulatory action, litigation outcomes, or otherwise); the impact of evolving competitive and consumer dynamics, including: meaningful decreases in the average broker commission rate, continued erosion of the Company's share of the commission income generated by homesale transactions, our ability (and the ability of affiliated joint ventures and franchisees) to compete against traditional and non-traditional competitors, our ability to adapt our business to changing consumer preferences, or further disruption in the residential real estate brokerage industry related to listing aggregator market power and concentration; our ability to execute our business strategy, including with respect to our efforts to: recruit and retain productive independent sales agents, attract and retain franchisees or renew existing franchise agreements without reducing contractual royalty rates or increasing the amount and prevalence of sales incentives, develop or procure products, services and technology that support our strategic initiatives, successfully adopt and integrate artificial intelligence and similar technology into our products and services, or achieve or maintain cost savings and other benefits from our cost-saving initiatives; adverse developments or outcomes in large scale litigation, involving significant claims, such as antitrust litigation and litigation related to the Telephone Consumer Protection Act (TCPA); risks related to our substantial indebtedness, in general, particularly heightened during industry downturns or broader recessions, which could adversely limit our operations, including our ability to grow our business, whether organically or via acquisitions, adversely impact our liquidity and/or adversely impact our ability, and any actions we may take, to refinance, restructure or repay our indebtedness; risks related to the maturity date of the Revolving Credit Facility, which will spring forward from July 2027 to March 2026 if we have not repurchased the remaining Exchangeable Senior Notes by such date (unless all Revolving Credit Facility lenders approve the modification or waiver of this provision); risks related to our ability to refinance or restructure our Revolving Credit Facility or other debt on terms as favorable as those of currently outstanding debt, or at all, including as a result of global and national macroeconomic factors and their impact on the credit and capital markets; risks related to our business structure, including: the operating results of affiliated franchisees and their ability to pay franchise and related fees, continued consolidation among our top 250 franchisees, the geographic and high-end market concentration of our company owned brokerages, the loss of our largest real estate benefit program client or continued reduction in spending on relocation services, the failure of third-party vendors or partners to perform as expected or our failure to adequately monitor them, or our ability to continue to securitize certain of the relocation assets of Cartus; our failure or alleged failure to comply with laws, regulations and regulatory interpretations and any changes or stricter interpretations of any of the foregoing, including but not limited to (1) antitrust laws and regulations, (2) the Real Estate Settlement Procedures Act or other federal or state consumer protection or similar laws, (3) state or federal employment laws or regulations that would require reclassification of independent contractor sales agents to employee status, (4) the TCPA, and (5) privacy or cybersecurity laws and regulations; cybersecurity incidents; impacts from severe weather events, natural disasters and other catastrophic events; impairment of our goodwill and other long-lived assets; the accuracy of market forecasts and estimates; significant fluctuation in the price of our common stock; Compass’s and Anywhere’s ability to consummate the proposed transaction on the expected timeline or at all; Compass’s and Anywhere’s ability to obtain the necessary regulatory approvals in a timely manner and the risk that such approval is not obtained or is obtained subject to conditions that are not anticipated; Anywhere’s ability to obtain approval of the proposed transaction from our stockholders and Compass’s ability to obtain approval of the share issuance from its stockholders; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring Anywhere or Compass to pay a termination fee; the diversion of management time on

Anywhere Reports Financial Results for Third Quarter 2025

transaction-related issues; risks related to disruption from the proposed transaction, including disruption of management time from current plans and ongoing business operations due to the proposed transaction and integration matters; the risk that the proposed transaction and its announcement could have an adverse effect on Compass’s and Anywhere’s ability to attract or retain independent sales agents, franchisees or key personnel or that there could be potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; potential litigation relating to the proposed transaction that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the ability of the combined company to achieve the synergies and other anticipated benefits expected from the proposed transaction or such synergies and other anticipated benefits taking longer to realize than anticipated; the ability of the combined company to achieve the expected leverage or such leverage taking longer to realize than anticipated; Compass’s ability to integrate Anywhere promptly and effectively; risks related to the anticipated tax treatment of the proposed transaction; risks related to the potential combined company, including unforeseen liabilities, future capital expenditures, economic performance, future prospects and business and management strategies for the management, expansion and growth of the combined company’s operations; and certain restrictions during the pendency of the proposed transaction that may impact Anywhere’s or Compass’s ability to pursue certain business opportunities or strategic transactions or otherwise operate their respective businesses.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements," "Summary of Risk Factors" and "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"), including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and our Annual Report on Form 10-K for the year ended December 31, 2024, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.
Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this press release. See Tables 8a, 8b and 9 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6a, 6b, 7, 8a and 8b for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
September and October 2025 Volume Data. October 2025 month-to-date data is through October 27, 2025, with year-over-year comparisons based on the same number of business days in October 2025 and October 2024. September 2025 has one more business day than September 2024. We adjust open transaction volume so that each month has the same number of business days, as we believe a same business day comparison is more representative as a forward-looking indicator.
NAR Data. NAR data is subject to periodic review and revision, which has been, and could in the future be, material. Additionally, NAR uses survey data and estimates, which can have sampling errors and will not directly correlate with Anywhere Advisor's results due to its geographic concentration.

Anywhere Reports Financial Results for Third Quarter 2025

Investor Contacts:	Media Contacts:
Tom Hudson	Barri Rafferty
973-407-3677	(973) 407-3667
Tom.Hudson@anywhere.re	Barri.Rafferty@anywhere.re

John Carr	Kyle Kirkpatrick
(973) 407-2612	(973) 407-2935
John.Carr@anywhere.re	Kyle.Kirkpatrick@anywhere.re

Anywhere Reports Financial Results for Third Quarter 2025                7
Table 1
ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Gross commission income	$1,323	$1,242	$3,680	$3,525
Service revenue	165	156	457	434
Franchise fees	104	98	278	269
Other	34	39	97	102
Net revenues	1,626	1,535	4,512	4,330
Expenses
Commission and other agent-related costs	1,067	998	2,969	2,832
Operating	306	287	886	845
Marketing	50	51	143	143
General and administrative	111	111	303	303
Former parent legacy (benefit) cost, net	—	(1)	(2)	1
Restructuring and merger-related costs, net	14	6	38	24
Impairments	1	1	7	9
Depreciation and amortization	48	48	143	151
Interest expense, net	47	38	119	117
Gain on the early extinguishment of debt	—	(7)	(2)	(7)
Other income, net	(1)	—	(6)	(1)
Total expenses	1,643	1,532	4,598	4,417
(Loss) income before income taxes, equity in earnings and noncontrolling interests	(17)	3	(86)	(87)
Income tax expense (benefit)	—	2	(15)	(15)
Equity in earnings of unconsolidated entities	(4)	(6)	(8)	(8)
Net (loss) income	(13)	7	(63)	(64)
Less: Net income attributable to noncontrolling interests	—	—	(1)	—
Net (loss) income attributable to Anywhere	$(13)	$7	$(64)	$(64)

(Loss) earnings per share attributable to Anywhere shareholders:
Basic (loss) earnings per share	$(0.12)	$0.06	$(0.57)	$(0.58)
Diluted (loss) earnings per share	$(0.12)	$0.06	$(0.57)	$(0.58)
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	112.0	111.3	111.8	111.1
Diluted	112.0	112.2	111.8	111.1

Anywhere Reports Financial Results for Third Quarter 2025                8
Table 1a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME (LOSS)
(In millions, except per share data)
Set forth in the table below is a reconciliation of Net (loss) income attributable to Anywhere to Adjusted net income (loss) as defined in Table 9 for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024 (a)	2025	2024 (a)
Net (loss) income attributable to Anywhere	$(13)	$7	$(64)	$(64)
Addback:
Stock-based compensation (b)	4	4	13	12
Restructuring and merger-related costs, net (c)	14	6	38	24
Impairments	1	1	7	9
Former parent legacy (benefit) cost, net	—	(1)	(2)	1
Legal contingencies (d)	—	10	—	10
Gain on the early extinguishment of debt	—	(7)	(2)	(7)
Gain on the sale of businesses, investments or other assets, net	(1)	—	(5)	—
Adjustments for tax effect (e)	(5)	(4)	(13)	(13)
Adjusted net income (loss) attributable to Anywhere	$—	$16	$(28)	$(28)
_______________
(a)2024 amounts have been updated to reflect our definition of Adjusted net income (loss) (see Table 9 for definition).
(b)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. This line does not include $28 million and $12 million of expense during the third quarter of 2025 and 2024, respectively, as well as $42 million and $18 million of expense during the nine months ended September 30, 2025 and 2024, respectively, that relates to employee long-term incentives which primarily include cash-settled awards that fluctuate with the Company's stock price. Of these amounts, approximately $24 million and $8 million during the third quarter of 2025 and 2024, respectively, as well as $30 million and $8 million during the nine months ended September 30, 2025 and 2024, respectively, represent cash-settled awards that fluctuate with the Company’s stock price.
(c)Restructuring and merger-related costs, net includes personnel-related, facility-related and other costs related to professional fees and consulting fees as a result of the Company's restructure plans and transaction-related expenses incurred in connection with the pending Merger with Compass which primarily consist of legal, advisory, accounting and other professional service fees. Includes $5 million of merger-related costs in Corporate and Other for the three months ended September 30, 2025.
(d)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business.
(e)Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

Anywhere Reports Financial Results for Third Quarter 2025                9
Table 2
ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$139	$118
Restricted cash	6	6
Trade receivables (net of allowance for doubtful accounts of $20 and $17)	133	101
Relocation receivables	244	150
Other current assets	200	206
Total current assets	722	581
Property and equipment, net	242	247
Operating lease assets, net	304	331
Goodwill	2,499	2,499
Trademarks	584	584
Franchise agreements, net	771	821
Other intangibles, net	90	106
Other non-current assets	531	467
Total assets	$5,743	$5,636
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$114	$101
Securitization obligations	180	140
Current portion of long-term debt	451	490
Current portion of operating lease liabilities	95	105
Accrued expenses and other current liabilities	575	553
Total current liabilities	1,415	1,389
Long-term debt	2,125	2,031
Long-term operating lease liabilities	259	284
Deferred income taxes	189	207
Other non-current liabilities	235	155
Total liabilities	4,223	4,066
Commitments and contingencies
Equity:
Anywhere preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Anywhere common stock: $0.01 par value; 400,000,000 shares authorized, 112,023,820 shares issued and outstanding at September 30, 2025 and 111,261,825 shares issued and outstanding at December 31, 2024	1	1
Additional paid-in capital	4,838	4,827
Accumulated deficit	(3,283)	(3,219)
Accumulated other comprehensive loss	(40)	(42)
Total stockholders' equity	1,516	1,567
Noncontrolling interests	4	3
Total equity	1,520	1,570
Total liabilities and equity	$5,743	$5,636

Anywhere Reports Financial Results for Third Quarter 2025                10
Table 3
ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net loss	$(63)	$(64)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	143	151
Deferred income taxes	(19)	(17)
Impairments	7	9
Amortization of deferred financing costs and debt premium	6	6
Gain on the early extinguishment of debt	(2)	(7)
Gain on the sale of businesses, investments or other assets, net	(5)	—
Equity in earnings of unconsolidated entities	(8)	(8)
Stock-based compensation	13	12
Other adjustments to net loss	(2)	(3)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(31)	(19)
Relocation receivables	(93)	(61)
Other assets	26	69
Accounts payable, accrued expenses and other liabilities	13	(18)
Dividends received from unconsolidated entities	11	2
Other, net	(11)	(15)
Net cash (used in) provided by operating activities	(15)	37
Investing Activities
Property and equipment additions	(69)	(54)
Net proceeds from the sale of businesses	1	—
Proceeds from the sale of investments in unconsolidated entities	6	—
Other, net	6	—
Net cash used in investing activities	(56)	(54)
Financing Activities
Net change in Revolving Credit Facility	(75)	215
Repayment of Term Loan A Facility	—	(194)
Proceeds from issuance of Senior Secured Second Lien Notes	500	—
Repurchases of Exchangeable Senior Notes	(361)	—
Repurchases and redemption of Senior Notes	—	(19)
Amortization payments on term loan facilities	—	(12)
Net change in securitization obligations	40	33
Debt issuance costs	(10)	—
Cash paid for fees associated with early extinguishment of debt	(2)	—
Taxes paid related to net share settlement for stock-based compensation	(2)	(3)
Proceeds from sale of equity interest in certain title and escrow entities	19	—
Other, net	(18)	(17)
Net cash provided by financing activities	91	3
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	1	1
Net increase (decrease) in cash, cash equivalents and restricted cash	21	(13)
Cash, cash equivalents and restricted cash, beginning of period	124	119
Cash, cash equivalents and restricted cash, end of period	$145	$106

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest of $7 and $8, respectively)	$109	$111
Income tax (refunds) payments, net	(26)	1

Anywhere Reports Financial Results for Third Quarter 2025                11
Table 4a

ANYWHERE REAL ESTATE INC.
2025 vs. 2024 KEY DRIVERS

Three Months Ended September 30,	Nine Months Ended September 30,
2025	2024	% Change	2025	2024	% Change
Anywhere Brands - Franchise Group (a)
Closed homesale sides	193,485	189,833	2%	517,544	528,980	(2)%
Average homesale price	$526,210	$502,512	5%	$524,184	$495,176	6%
Average homesale broker commission rate	2.41%	2.41%	—	bps	2.41%	2.42%	(1)	bps
Net royalty per side	$466	$456	2%	$465	$448	4%
Anywhere Advisors - Owned Brokerage Group
Closed homesale sides	68,774	67,625	2%	187,714	190,033	(1)%
Average homesale price	$775,730	$741,623	5%	$791,341	$745,884	6%
Average homesale broker commission rate	2.37%	2.36%	1	bps	2.37%	2.37%	—	bps
Gross commission income per side	$19,235	$18,376	5%	$19,602	$18,551	6%
Anywhere Integrated Services - Title Group
Purchase title and closing units	27,488	27,631	(1)%	77,666	78,772	(1)%
Refinance title and closing units	2,969	2,661	12%	8,354	7,080	18%
Average fee per closing unit	$3,588	$3,361	7%	$3,536	$3,313	7%
_______________
(a)Includes all franchisees except for Owned Brokerage Group.

Anywhere Reports Financial Results for Third Quarter 2025                12
Table 4b

ANYWHERE REAL ESTATE INC.
2024 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Anywhere Brands - Franchise Group (a)
Closed homesale sides	144,775	194,372	189,833	171,609	700,589
Average homesale price	$470,119	$506,676	$502,512	$504,637	$497,494
Average homesale broker commission rate	2.43%	2.42%	2.41%	2.39%	2.41%
Net royalty per side	$417	$462	$456	$446	$447
Anywhere Advisors - Owned Brokerage Group
Closed homesale sides	50,513	71,895	67,625	59,388	249,421
Average homesale price	$709,506	$775,453	$741,623	$757,275	$748,596
Average homesale broker commission rate	2.41%	2.36%	2.36%	2.35%	2.37%
Gross commission income per side	$17,946	$19,141	$18,376	$18,577	$18,557
Anywhere Integrated Services - Title Group
Purchase title and closing units	21,325	29,816	27,631	24,840	103,612
Refinance title and closing units	2,025	2,394	2,661	3,145	10,225
Average fee per closing unit	$3,208	$3,323	$3,361	$3,428	$3,341
_______________
(a)Includes all franchisees except for Owned Brokerage Group.

Anywhere Reports Financial Results for Third Quarter 2025                13
Table 5a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(In millions)
Set forth in the table below is a reconciliation of Net (loss) income attributable to Anywhere to Operating EBITDA as defined in Table 9 for the three-month periods ended September 30, 2025 and 2024:

	Three Months Ended September 30,
	2025	2024
Net (loss) income attributable to Anywhere	$(13)	$7
Income tax expense	—	2
(Loss) income before income taxes	(13)	9
Add: Depreciation and amortization	48	48
Interest expense, net	47	38
Stock-based compensation (a)	4	4
Restructuring and merger-related costs, net (b)	14	6
Impairments	1	1
Former parent legacy benefit, net	—	(1)
Legal contingencies (c)	—	10
Gain on the early extinguishment of debt (d)	—	(7)
Gain on the sale of businesses, investments or other assets, net	(1)	—
Operating EBITDA	$100	$108
_______________
(a)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. This expense is primarily related to Corporate and Other. This line does not include $28 million and $12 million of expense during the third quarter of 2025 and 2024, respectively, that relates to employee long-term incentives which primarily include cash-settled awards that fluctuate with the Company's stock price. Of these amounts, approximately $24 million and $8 million during the third quarter of 2025 and 2024, respectively, represent cash-settled awards that fluctuate with the Company’s stock price.
(b)Restructuring and merger-related costs, net includes personnel-related, facility-related and other costs related to professional fees and consulting fees as a result of the Company's restructure plans and transaction-related expenses incurred in connection with the pending Merger with Compass which primarily consist of legal, advisory, accounting and other professional service fees. Includes $5 million of merger-related costs in Corporate and Other for the three months ended September 30, 2025.
(c)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. Includes $10 million in Corporate and Other for the three months ended September 30, 2024.
(d)Gain on the early extinguishment of debt is recorded in Corporate and Other and relates to the repurchases of Unsecured Notes that occurred during the third quarter of 2024.
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin, both as defined in Table 9, for each of the Company's reportable segments and Corporate and Other for the three-month periods ended September 30, 2025 and 2024:

	Revenues (b)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2025	2024			2025	2024 (c)			2025	2024 (c)
Franchise Group	$273	$267	$6	2%	$155	$151	$4	3%	57%	57%	—
Owned Brokerage Group	1,340	1,258	82	7	(11)	(11)	—	—	(1)	(1)	—
Title Group	103	96	7	7	(1)	2	(3)	(150)	(1)	2	(3)
Corporate and Other (a)	(90)	(86)	(4)	(b)	(43)	(34)	(9)	(26)
Total Company	$1,626	$1,535	$91	6%	$100	$108	$(8)	(7)%	6%	7%	(1)
_______________
(a)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(b)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $90 million and $86 million during the three months ended September 30, 2025 and 2024, respectively, and are eliminated in the Corporate and Other line.
(c)2024 amounts have been updated to reflect our definition of Operating EBITDA (see Table 9 for definition).

Anywhere Reports Financial Results for Third Quarter 2025                14
Table 5b
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(In millions)
Set forth in the table below is a reconciliation of Net loss attributable to Anywhere to Operating EBITDA as defined in Table 9 for the nine-month periods ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024
Net loss attributable to Anywhere	$(64)	$(64)
Income tax benefit	(15)	(15)
Loss before income taxes	(79)	(79)
Add: Depreciation and amortization	143	151
Interest expense, net	119	117
Stock-based compensation (a)	13	12
Restructuring and merger-related costs, net (b)	38	24
Impairments (c)	7	9
Former parent legacy (benefit) cost, net	(2)	1
Legal contingencies (d)	—	10
Gain on the early extinguishment of debt (e)	(2)	(7)
Gain on the sale of businesses, investments or other assets, net	(5)	—
Operating EBITDA	$232	$238
_______________
(a)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. This expense is primarily related to Corporate and Other. This line does not include $42 million and $18 million of expense during the nine months ended September 30, 2025 and 2024, respectively, that relates to employee long-term incentives which primarily include cash-settled awards that fluctuate with the Company's stock price. Of these amounts, approximately $30 million and $8 million during the nine months ended September 30, 2025 and 2024, respectively, represent cash-settled awards that fluctuate with the Company’s stock price.
(b)Restructuring and merger-related costs, net includes personnel-related, facility-related and other costs related to professional fees and consulting fees as a result of the Company's restructure plans and transaction-related expenses incurred in connection with the pending Merger with Compass which primarily consist of legal, advisory, accounting and other professional service fees. Includes $5 million of merger-related costs in Corporate and Other for the nine months ended September 30, 2025.
(c)Non-cash impairments primarily related to leases and other assets.
(d)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business. Includes $10 million in Corporate and Other for the nine months ended September 30, 2024.
(e)Gain on the early extinguishment of debt is recorded in Corporate and Other. The gain on the early extinguishment of debt relates to the issuance of 9.75% Senior Secured Second Lien Notes and repurchase of a portion of the Exchangeable Senior Notes that occurred during the second quarter of 2025, as well as the repurchases of Unsecured Notes that occurred during the third quarter of 2024.
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin, both as defined in Table 9, for each of the Company's reportable segments and Corporate and Other for the nine-month periods ended September 30, 2025 and 2024:

	Revenues (b)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2025	2024			2025	2024 (c)			2025	2024 (c)
Franchise Group	$746	$732	$14	2%	$415	$400	$15	4%	56%	55%	1
Owned Brokerage Group	3,728	3,570	158	4	(58)	(66)	8	12	(2)	(2)	—
Title Group	289	270	19	7	(9)	(4)	(5)	(125)	(3)	(1)	(2)
Corporate and Other (a)	(251)	(242)	(9)	(b)	(116)	(92)	(24)	(26)
Total Company	$4,512	$4,330	$182	4%	$232	$238	$(6)	(3)%	5%	5%	—
_______________
(a)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(b)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $251 million and $242 million during the nine months ended September 30, 2025 and 2024, respectively, and are eliminated in the Corporate and Other line.
(c)2024 amounts have been updated to reflect our definition of Operating EBITDA (see Table 9 for definition).

Anywhere Reports Financial Results for Third Quarter 2025                15
Table 6a
ANYWHERE REAL ESTATE INC.
SELECTED 2025 FINANCIAL DATA
(In millions)

	Three Months Ended
	March 31,	June 30,	September 30,
	2025	2025	2025
Net revenues (a)
Franchise Group	$204	$269	$273
Owned Brokerage Group	990	1,398	1,340
Title Group	78	108	103
Corporate and Other (b)	(68)	(93)	(90)
Total Company	$1,204	$1,682	$1,626

Operating EBITDA
Franchise Group	$97	$163	$155
Owned Brokerage Group	(47)	—	(11)
Title Group	(18)	10	(1)
Corporate and Other (b)	(33)	(40)	(43)
Total Company	$(1)	$133	$100

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$(1)	$133	$100

Less: Depreciation and amortization	46	49	48
Interest expense, net	36	36	47
Income tax (benefit) expense	(24)	9	—
Stock-based compensation (c)	5	4	4
Restructuring and merger-related costs, net (d)	12	12	14
Impairments (e)	6	—	1
Former parent legacy (benefit) cost, net	(3)	1	—
Gain on the early extinguishment of debt (f)	—	(2)	—
Gain on the sale of businesses, investments or other assets, net	(1)	(3)	(1)
Net (loss) income attributable to Anywhere	$(78)	$27	$(13)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $68 million, $93 million and $90 million for the three months ended March 31, 2025, June 30, 2025 and September 30, 2025, respectively. Such amounts are eliminated in the Corporate and Other line.
(b)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(c)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period.
(d)Includes restructuring and merger-related costs broken down by business unit as follows:

	Three Months Ended
	March 31,	June 30,	September 30,
	2025	2025	2025
Franchise Group	$—	$3	$—
Owned Brokerage Group	7	4	5
Title Group	—	1	—
Corporate and Other	5	4	9
Total Company	$12	$12	$14
(e)Non-cash impairments primarily related to leases and other assets.
(f)Gain on the early extinguishment of debt is recorded in Corporate and Other and relates to the issuance of 9.75% Senior Secured Second Lien Notes and repurchase of a portion of the Exchangeable Senior Notes that occurred during the second quarter of 2025.

Anywhere Reports Financial Results for Third Quarter 2025                16
Table 6b
ANYWHERE REAL ESTATE INC.
SELECTED 2024 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Net revenues (a)
Franchise Group	$200	$265	$267	$229	$961
Owned Brokerage Group	919	1,393	1,258	1,118	4,688
Title Group	71	103	96	92	362
Corporate and Other (b)	(64)	(92)	(86)	(77)	(319)
Total Company	$1,126	$1,669	$1,535	$1,362	$5,692

Operating EBITDA
Franchise Group	$90	$159	$151	$121	$521
Owned Brokerage Group	(59)	4	(11)	(27)	(93)
Title Group	(15)	9	2	(9)	(13)
Corporate and Other (b)	(29)	(29)	(34)	(33)	(125)
Total Company	$(13)	$143	$108	$52	$290

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$(13)	$143	$108	$52	$290

Less: Depreciation and amortization	55	48	48	47	198
Interest expense, net	39	40	38	36	153
Income tax (benefit) expense	(28)	11	2	13	(2)
Stock-based compensation (c)	4	4	4	5	17
Restructuring costs, net (d)	11	7	6	8	32
Impairments (e)	6	2	1	11	20
Former parent legacy cost (benefit), net (f)	1	1	(1)	1	2
Legal contingencies (g)	—	—	10	(8)	2
Gain on the early extinguishment of debt (h)	—	—	(7)	—	(7)
Loss on the sale of businesses, investments or other assets, net	—	—	—	3	3
Net (loss) income attributable to Anywhere	$(101)	$30	$7	$(64)	$(128)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $64 million, $92 million, $86 million and $77 million for the three months ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, respectively. Such amounts are eliminated in the Corporate and Other line.
(b)Corporate and Other includes the Company's intersegment revenues which are eliminated and various unallocated corporate expenses.
(c)Stock-based compensation is a non-cash expense that is based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period.
(d)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Franchise Group	$1	$2	$1	$—	$4
Owned Brokerage Group	6	1	3	5	15
Title Group	—	1	—	—	1
Corporate and Other	4	3	2	3	12
Total Company	$11	$7	$6	$8	$32
(e)Non-cash impairments primarily related to leases and other assets.
(f)Former parent legacy items are recorded in Corporate and Other and relate to a legacy tax matter.
(g)Legal contingencies do not include cases that are part of our normal operating activities or legal expenses incurred in the ordinary course of business.
(h)Gain on the early extinguishment of debt is recorded in Corporate and Other and relates to the repurchases of Unsecured Notes.

Anywhere Reports Financial Results for Third Quarter 2025                17
Table 6c
ANYWHERE REAL ESTATE INC.
2024 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2024	2024	2024	2024	2024
Revenues
Gross commission income	$907	$1,376	$1,242	$1,104	$4,629
Service revenue	119	159	156	140	574
Franchise fees	70	101	98	87	356
Other	30	33	39	31	133
Net revenues	1,126	1,669	1,535	1,362	5,692
Expenses
Commission and other agent-related costs	726	1,108	998	886	3,718
Operating	273	285	287	280	1,125
Marketing	45	47	51	52	195
General and administrative	99	93	111	89	392
Former parent legacy cost (benefit), net	1	1	(1)	1	2
Restructuring costs, net	11	7	6	8	32
Impairments	6	2	1	11	20
Depreciation and amortization	55	48	48	47	198
Interest expense, net	39	40	38	36	153
Gain on the early extinguishment of debt	—	—	(7)	—	(7)
Other (income) expense, net	(1)	—	—	1	—
Total expenses	1,254	1,631	1,532	1,411	5,828
(Loss) income before income taxes, equity in losses (earnings) and noncontrolling interests	(128)	38	3	(49)	(136)
Income tax (benefit) expense	(28)	11	2	13	(2)
Equity in losses (earnings) of unconsolidated entities	1	(3)	(6)	1	(7)
Net (loss) income	(101)	30	7	(63)	(127)
Less: Net income attributable to noncontrolling interests	—	—	—	(1)	(1)
Net (loss) income attributable to Anywhere	$(101)	$30	$7	$(64)	$(128)

(Loss) earnings per share attributable to Anywhere shareholders:
Basic (loss) earnings per share	$(0.91)	$0.27	$0.06	$(0.58)	$(1.15)
Diluted (loss) earnings per share	$(0.91)	$0.27	$0.06	$(0.58)	$(1.15)
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	110.7	111.2	111.3	111.3	111.1
Diluted	110.7	111.9	112.2	111.3	111.1

Anywhere Reports Financial Results for Third Quarter 2025                18
Table 7
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - FREE CASH FLOW
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(In millions)
A reconciliation of Net (loss) income attributable to Anywhere to Free Cash Flow as defined in Table 9 is set forth in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net (loss) income attributable to Anywhere	$(13)	$7	$(64)	$(64)
Income tax expense (benefit)	—	2	(15)	(15)
Income tax (payments) refunds	(1)	—	26	(1)
Interest expense, net	47	38	119	117
Cash interest payments	(28)	(32)	(109)	(111)
Depreciation and amortization	48	48	143	151
Capital expenditures	(26)	(18)	(69)	(54)
Restructuring and merger-related costs and former parent legacy items, net of payments	5	(2)	(30)	2
Impairments	1	1	7	9
Gain on the early extinguishment of debt	—	(7)	(2)	(7)
Gain on the sale of businesses, investments or other assets, net	(1)	—	(5)	—
Working capital adjustments	48	56	9	18
Relocation receivables (assets), net of securitization obligations	12	6	(53)	(28)
Free Cash Flow	$92	$99	$(43)	$17
A reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$118	$120	$(15)	$37
Property and equipment additions	(26)	(18)	(69)	(54)
Net change in securitization obligations	—	(4)	40	33
Effect of exchange rates on cash, cash equivalents and restricted cash	—	1	1	1
Free Cash Flow	$92	$99	$(43)	$17

Net cash used in investing activities	$(26)	$(19)	$(56)	$(54)
Net cash (used in) provided by financing activities	$(225)	$(133)	$91	$3

Anywhere Reports Financial Results for Third Quarter 2025                19
Table 8a
NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
FOR THE FOUR-QUARTER PERIOD ENDED SEPTEMBER 30, 2025
(In millions)
The senior secured leverage ratio is tested quarterly pursuant to the terms of the senior secured credit facilities*. For the trailing four-quarter period ended September 30, 2025, Anywhere Real Estate Group LLC ("Anywhere Group") was required to maintain a senior secured leverage ratio not to exceed 4.75 to 1.00. The senior secured leverage ratio is measured by dividing Anywhere Group's total senior secured net debt by the trailing four-quarter EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement. Total senior secured net debt does not include the Senior Secured Second Lien Notes*, our unsecured indebtedness, including the Unsecured Notes* and Exchangeable Senior Notes*, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the Senior Secured Credit Agreement, includes the bank adjustments set forth below. The Company was in compliance with the senior secured leverage ratio covenant at September 30, 2025 with a ratio of 0.85x to 1.00.
A reconciliation of Net loss attributable to Anywhere Group to EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the four-quarter period ended September 30, 2025 is set forth in the following table:

	Four-Quarter Period Ended
	September 30, 2025
Net loss attributable to Anywhere Group (a)	$(128)
Bank covenant adjustments:
Income tax benefit	(2)
Depreciation and amortization	190
Interest expense, net	155
Restructuring and merger-related costs, net	46
Impairments	18
Former parent legacy benefit, net	(1)
Gain on the early extinguishment of debt	(2)
Gain on the sale of businesses, investments or other assets, net	(2)
Pro forma effect of business optimization initiatives (b)	25
Non-cash stock compensation expense, other non-cash charges and extraordinary, nonrecurring or unusual charges (c)	53
Pro forma effect of acquisitions and new franchisees (d)	5
Incremental securitization interest costs (e)	9
EBITDA as defined by the Senior Secured Credit Agreement*	$366
Total senior secured net debt (f)	$310
Senior secured leverage ratio*	0.85	x
_______________
(a)Net loss attributable to Anywhere Group consists of: (i) loss of $64 million for the fourth quarter of 2024, (ii) loss of $78 million for the first quarter of 2025, (iii) income of $27 million for the second quarter of 2025 and (iv) loss of $13 million for the third quarter of 2025.
(b)Represents the four-quarter pro forma effect of business optimization initiatives.
(c)Represents non-cash long term incentive compensation charges, other non-cash charges and extraordinary, nonrecurring or unusual litigation charges.
(d)Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system, as if these changes had occurred at the beginning of the trailing twelve-month period. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and independent sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of Operating EBITDA had we owned the acquired entities or entered into the franchise contracts as of the beginning of the trailing twelve-month period.
(e)Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the four-quarter period ended September 30, 2025.
(f)Represents total borrowings secured by a first priority lien on our assets of $415 million under the Revolving Credit Facility plus $10 million of finance lease obligations less $115 million of readily available cash as of September 30, 2025. Pursuant to the terms of our

Anywhere Reports Financial Results for Third Quarter 2025                20
senior secured credit facilities, total senior secured net debt does not include our securitization obligations, Senior Secured Second Lien Notes or unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes.

* Our senior secured credit facilities include the facilities under our Amended and Restated Credit Agreement dated as of March 5, 2013, as amended from time to time (the "Senior Secured Credit Agreement"). Our Senior Secured Second Lien Notes include our 9.75% Senior Secured Second Lien Notes due in 2030 and 7.00% Senior Secured Second Lien Notes due in 2030. Our Unsecured Notes include our 5.75% Senior Notes due 2029 and 5.25% Senior Notes due 2030. Exchangeable Senior Notes refers to our 0.25% Exchangeable Senior Notes due 2026.

Anywhere Reports Financial Results for Third Quarter 2025                21
Table 8b
NET DEBT LEVERAGE RATIO
FOR THE FOUR-QUARTER PERIOD ENDED SEPTEMBER 30, 2025
(In millions)
Net corporate debt (excluding securitizations) divided by EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the four-quarter period ended September 30, 2025 (referred to as net debt leverage ratio) is set forth in the following table:

	As of September 30, 2025
Revolving Credit Facility	$415
9.75% Senior Secured Second Lien Notes	500
7.00% Senior Secured Second Lien Notes	640
5.75% Senior Notes	559
5.25% Senior Notes	449
0.25% Exchangeable Senior Notes	36
Finance lease obligations	10
Corporate Debt (excluding securitizations)	2,609
Less: Cash and cash equivalents	139
Net Corporate Debt (excluding securitizations)	$2,470

EBITDA as defined by the Senior Secured Credit Agreement (a)	$366

Net Debt Leverage Ratio	6.7	x
_______________
(a)See Table 8a for a reconciliation of Net loss attributable to Anywhere Group to EBITDA as defined by the Senior Secured Credit Agreement.

Anywhere Reports Financial Results for Third Quarter 2025                22
Table 9
Non-GAAP Definitions
Operating EBITDA is our primary non-GAAP measure. Operating EBITDA is defined as net income (loss) adjusted for depreciation and amortization, interest expense, net (excluding relocation services interest for securitization assets and securitization obligations), income taxes, and certain non-core items. Non-core items include non-cash stock-based compensation, restructuring and merger-related costs, impairments, former parent legacy items, legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits, gains or losses on the early extinguishment of debt, and gains or losses on discontinued operations or the sale of businesses, investments or other assets. The adjustment for stock-based compensation reflects non-cash expenses that are based on grant date fair value, which is influenced by the Company's stock price, and recognized over the requisite service period. The adjustment for legal contingencies excludes cases that are part of our normal operating activities and legal expenses incurred in the ordinary course of business. Operating EBITDA Margin is defined as Operating EBITDA as a percentage of revenues.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:
•this measure does not reflect changes in, or cash required for, our working capital needs;
•this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;
•this measure does not reflect our income tax expense or the cash requirements to pay our taxes;
•this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and
•other companies may calculate this measure differently so they may not be comparable.
In addition to Operating EBITDA, we present Adjusted net income (loss) because we believe this measure is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our operating results. Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark-to-market interest rate swap adjustments; (b) non-cash stock-based compensation; (c) restructuring charges as a result of initiatives currently in progress and merger-related costs; (d) impairments; (e) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (f) legal contingencies unrelated to normal operations which currently includes industry-wide antitrust lawsuits and class action lawsuits; (g) (gain) loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives; (h) the (gain) loss on the sale of businesses, investments or other assets and (i) the tax effect of the foregoing adjustments.
Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring and merger-related costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of businesses, investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income (loss) attributable to Anywhere and net cash provided by (used in) operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.